UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   December 14, 2018

VILLAGE SUPER MARKET, INC.
(Exact Name of Registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or Other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey  07081
(Address of principal executive offices)

 Registrant’s telephone number, including area code
(973) 467-2200

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act ( 17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act ( 17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2018, the Village Super Market, Inc. Board of Directors appointed Nicholas Sumas and John J. Sumas as Co-Presidents. Robert Sumas will remain Chief Executive Officer.  In connection with these appointments, the positions of Chief Marketing Officer and Chief Operating Officer will be eliminated.

Nicholas Sumas has served as Chief Marketing Officer since 2014, Vice President from 2007 through 2014 and has been a Director of the Company since 2009. John J. Sumas has served as Chief Operating Officer since 2014, Vice President from 2007 through 2014 and has been a Director of the Company since 2009. John J. Sumas will remain the Company's General Counsel, a role he has served since 2007.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company’s annual meeting of shareholders was held on December 14, 2018.  The following persons were elected as directors pursuant to the following votes:

Directors	For	Withheld
Robert Sumas	32,610,940	3,137,060
William Sumas	33,599,675	2,148,325
John P. Sumas	32,554,033	3,193,967
Nicholas Sumas	33,642,202	2,105,798
John J. Sumas	32,566,833	3,181,167
Kevin Begley	34,151,435	1,596,565
Steven Crystal	35,135,820	612,180
Peter Lavoy	35,542,055	205,945
Stephen Rooney	35,547,939	200,061

The shareholders approved a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year. The vote totals were as follows: For – 48,315,442; Against – 89,899; Abstain – 6,501.

Item 8.01   Other Events

On December 17, 2018, the Company announced that its Board of Directors declared quarterly cash dividends of $0.25 per Class A common share and $0.1625 per Class B common share.  The dividends will be payable on January 24, 2019 to shareholders of record at the close of business on January 3, 2019.

Item 9.01   Financial Statements and Exhibits

Description

99.1	Press release issued by the registrant, dated December 17, 2018

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934. the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Super Market, Inc.

Dated: December 17, 2018	/s/ John L. Van Orden
John L. Van Orden
(Chief Financial Officer)